EXHIBIT 99.1



FOR IMMEDIATE RELEASE JULY 18, 2000

ROD SCHROCK ELECTED TO COX COMMUNICATIONS BOARD OF DIRECTORS

         ATLANTA - Cox Communications, Inc. today announced the election of Rod Schrock to the company's board of directors. Schrock is President and Chief Executive Officer of AltaVista Company, a leading knowledge web portal.
The announcement was made by James C. Kennedy, Chairman of Cox Communications.

         Schrock is replacing Robert Erburu, retired Chairman of the Board of The Times Mirror Company, who recently retired from the Cox Communications board after five years of service.

         In making the announcement, Kennedy said: "We are delighted to add Rod Schrock to our board of directors. His extensive knowledge of the Internet and "new economy" pedigree will be key assets for our company as we move aggressively forward with new cutting-edge interactive services."

         Schrock has served as President and CEO of AltaVista Company since 1999. Previously, he was Senior Vice President and Group Manager for the Compaq Consumer Products Group, where he helped lead significant growth of Compaq's consumer PC business and helped pioneer the company's consumer notebook category. Additionally, Schrock served as an industrial engineer with IBM Corporation.

         Schrock holds a MBA from Harvard University and a B.S. in industrial management from Purdue University.

         Cox Communications serves approximately 6.2 million customers nationwide, making it the nation's fifth largest cable television company. A full-service provider of telecommunications products, Cox offers an array of services, including Cox Cable; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox@Home, Road Runner and Cox Express; advanced digital video programming services under the Cox Digital Cable brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.